MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 1997 Annual Report

The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with generally accepted accounting principles.


/s/A. W. Dahlberg
   A. W. Dahlberg
   Chairman, President, and Chief Executive Officer

/s/W. L. Westbrook
   W. L. Westbrook
   Financial Vice President, Chief Financial Officer,
   and Treasurer

February 11, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and to the Stockholders of Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements (pages 12-35) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/Arthur Andersen LLP
   Atlanta, Georgia
   February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 1997 Annual Report

RESULTS OF OPERATIONS

Earnings and Dividends

Southern Company reported 1997 earnings of $972 million or $1.42 for both basic and diluted earnings per share. The traditional core business of selling electricity in the southeastern United States remained strong, while non-traditional business results were adversely affected by a $111 million, after taxes, windfall profits tax assessed against South Western Electricity
(SWEB) in the United Kingdom. SWEB is a subsidiary of Southern Energy, Inc. (Southern Energy). Excluding the windfall profits tax, Southern Energy's earnings account for 10 percent of consolidated net income in 1997. Consolidated net income decreased by $155 million compared with the amount reported for 1996. Continued cost controls and steady demand for electricity were offset by increased financing costs for the non-traditional business and the windfall profits tax.

   Costs related to work force reduction programs decreased earnings by $31 million or 5 cents per share and $53 million or 8 cents per share in 1997 and 1996, respectively. These costs are expected to be recovered through future savings in approximately two years following each program's implementation.

   In 1996, earnings were $1.1 billion or $1.68 for both basic and diluted earnings per share -- up 2 cents from the per share amount reported in 1995. Earnings in 1996, when compared with 1995 results, were affected by increased energy sales and growth in the non-traditional business.

   Dividends paid on common stock during 1997 were $1.30 per share or 321/2 cents per quarter. During 1996 and 1995, dividends paid per share were $1.26 and $1.22, respectively. In January 1998, the Southern Company raised the quarterly dividend to 331/2 cents per share or an annual rate of $1.34 per share.

Acquisitions

Southern Energy owns and manages international and domestic non-traditional electric power production and delivery facilities for Southern Company. Southern Energy's acquisitions of 100 percent of Consolidated Electric Power Asia (CEPA) and a 26 percent interest in a German utility were completed in 1997. Also, Southern Energy acquired SWEB in late 1995. These businesses have been included in the consolidated financial statements since the dates of acquisition and are not reflected in prior periods. As a result, changes in revenues and expenses for Southern Energy in 1997 and 1996 reflect significant amounts related to acquisitions, which were not fully reflected in each year being compared. Therefore, to facilitate discussing the results of operations for business segments, Southern Energy's variances are primarily driven by the above reason unless otherwise noted.

Revenues

Operating revenues increased in 1997 and 1996 as a result of the following factors:

                                        Increase (Decrease)
                                         From Prior Year
                                  ---------------------------------
                                       1997       1996       1995
                                  ---------------------------------
    Retail --                             (in millions)
       Growth and price
           change                    $  105     $  124     $ 177
       Weather                         (110)       (64)      143
       Fuel cost recovery and
          other                         (13)         2       134
    ---------------------------------------------------------------
    Total retail                        (18)        62       454
    ---------------------------------------------------------------
    Sales for resale --
       Within service area              (28)        10        39
       Outside service area              76         14       (90)
    ---------------------------------------------------------------
    Total sales for resale               48         24       (51)
    Southern Energy                   2,154      1,040       458
    Other operating revenues             69         52        22
    ---------------------------------------------------------------
    Total operating revenues         $2,253     $1,178     $ 883
    ===============================================================
    Percent change                     21.8%      12.8%     10.6%
    ---------------------------------------------------------------

    Retail revenues of $7.6 billion declined slightly compared with last year. Continued growth in the traditional service area was offset by the negative impact of weather on energy sales and by industrial and commercial customers taking advantage of lower load management rates. This trend will probably continue as the utility industry becomes much more competitive. In 1996, retail revenues barely increased by 0.8 percent compared with the year 1995. Under fuel cost recovery provisions, fuel revenues generally equal fuel expense -- including the fuel component of purchased energy -- and do not affect net income.

    Sales for resale revenues within the service area were $381 million in 1997, down 7.1 percent from the prior year. This decrease resulted primarily from supplying less electricity under contractual agreements with certain wholesale customers in 1997. Revenues from sales for resale within the service area were

Southern Company and Subsidiary Companies 1997 Annual Report

$409 million in 1996, up 2.5 percent from the prior year.

    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                          1997          1996         1995
                        ------------------------------------
                                   (in millions)
   Capacity               $203          $217         $237
   Energy                  183           176          151
   ---------------------------------------------------------
   Total                  $386          $393         $388
   =========================================================

    Capacity revenues decreased in 1997 and 1996 because the amount of capacity under contract declined slightly during 1996. Additional declines in capacity are not scheduled until after 1999.

    Southern Energy's revenues have escalated to $3.8 billion and $1.7 billion in 1997 and 1996, respectively. These rapid increases are primarily attributable to the development and growth of energy trading and marketing activities, primarily in 1997. Also, revenues have increased as a result of international acquisitions. In 1997, energy trading and marketing revenues increased $1.9 billion compared with amounts recorded in 1996. However, these revenues were substantially offset by purchased power expenses incurred in completing these trading and marketing transactions. Energy trading and marketing -- similar to other low margin sales activities -- is dependent on huge volumes for profitability.

    Changes in traditional core business revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1997 and the percent change by year were as follows:

(billions of
 kilowatt-hours)             Amount             Percent Change
                           ----------  ----------------------------
                               1997     1997       1996     1995
                           ----------  ----------------------------

Residential                    39.2     (2.2)%      2.5%     9.2%
Commercial                     38.9      2.5        5.7      5.5
Industrial                     54.2      2.6        2.2      2.7
Other                           0.9     (1.1)       5.7      2.1
                          ----------
Total retail                  133.2      1.1        3.3      5.4
Sales for resale --
  Within service area           9.9     (9.6)      15.4     16.2
  Outside service area         13.3     23.6       17.9    (15.1)
                          ----------
Total                         156.4      1.9        5.0      4.4
===================================================================

    The rate of increase in 1997 retail energy sales was significantly lower than the past two years. Although the total number of residential customers served increased by 63,000 during the year, residential energy sales experienced a decline as a result of milder weather in 1997, compared with closer to normal weather in 1996. Commercial and industrial sales both in 1997 and 1996 continued to show slight gains in excess of the national averages. This reflects the strength of business and economic conditions in Southern Company's traditional service area. Energy sales to retail customers are projected to increase at an average annual rate of 2.1 percent during the period 1998 through 2008.

    Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area increased in both 1997 and 1996 and declined in 1995 when compared with the respective prior year. However, these fluctuations in energy sales under long-term contracts have minimal effect on earnings because Southern Company is paid for dedicating specific amounts of its generating capacity to these utilities outside the service area.

Expenses

Total operating expenses of $10.7 billion for 1997 increased $2.2 billion compared with the prior year. Traditional core business expenses increased $69 million. Southern Energy's expenses increased almost $2.1 billion. The sharp increase for Southern Energy resulted primarily from two factors. First, the acquisition of CEPA is reflected only in 1997 expenses. Second, nearly $1.9 billion relates to energy trading and marketing activities, which is included in purchased power expenses. The costs to produce and deliver electricity for the traditional core business in 1997 increased by $37 million to meet higher energy demands. Also, costs related to work force reduction programs decreased in 1997 by $35 million. Traditional core business depreciation expenses and taxes other than income taxes increased by $158 million as a result of additional utility plant being placed into service and increased accelerated depreciation of certain assets.

    In 1996, operating expenses of $8.5 billion increased 16.6 percent compared with 1995. Traditional core business expenses increased $173 million. Southern Energy's expenses increased $976 million. The large increase for Southern Energy resulted primarily from SWEB, which was acquired in late 1995. The costs to

Southern Company and Subsidiary Companies 1997 Annual Report

produce and deliver electricity for the traditional core business in 1996 increased by $79 million to meet higher energy demands. Also, costs related to work force reduction programs increased expenses by $58 million compared with such expenses in 1995. Depreciation expense and taxes other than income taxes increased $39 million.

    Fuel costs constitute the single largest expense for Southern Company's traditional core business. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the core business service area -- were as follows:


                                      1997     1996      1995
                                   --------------------------
Total generation
   (billions of kilowatt-hours)        160      156       147
Sources of generation
   (percent) --
     Coal                               77       77       77
     Nuclear                            17       17       17
     Hydro                               4       4         4
     Oil and gas                         2       2         2
Average cost of fuel per net
   kilowatt-hour generated
      (cents) --
       Coal                           1.63     1.65      1.73
       Nuclear                        0.53     0.52      0.56
Total                                 1.46     1.48      1.53
--------------------------------------------------------------

   Total fuel and purchased power expenses of $5.3 billion in 1997 increased $2.0 billion compared with the prior year. These expenses for traditional core business increased $32 million and, Southern Energy's portion increased $1.9 billion. The traditional core business's customer demand for electricity rose by
1.6 billion kilowatt-hours more than in 1996. The additional cost to meet the demand was offset slightly by a lower average cost of fuel per net kilowatt-hour generated. Southern Energy's increase in expenses escalated as a result of energy trading and marketing activities discussed earlier. Fuel and purchased power costs of $3.3 billion in 1996 increased $731 million compared with 1995. Traditional core business increased $49 million and Southern Energy increased $682 million because of the acquisition of SWEB in late 1995.

    Excluding the windfall profits tax in the United Kingdom, total income taxes in 1997 declined by $66 million compared with the amount in 1996. Southern Energy's portion was a reduction of $37 million. For 1996, traditional core business income taxes decreased $40 million, and Southern Energy increased $41 million.

    Total net interest charges and capital and preferred stock expenses increased $248 million from amounts reported in the previous year. These costs for traditional core business overall netted out to be nearly flat compared with the reported amounts in 1996. Southern Energy's costs increased $221 million related primarily to financing acquisitions. In 1996, these same costs for traditional core business declined by $69 million, but Southern Energy's interest charges increased $85 million. The decline in costs for core business was attributable to lower interest rates and continued refinancing activities in 1996. As a result of favorable market conditions, $1.7 billion in 1997, $574 million in 1996, and $1.1 billion in 1995 of traditional senior securities were issued for the primary purpose of retiring higher-cost securities.

Effects of Inflation

Southern Company's traditional core business is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company's future earnings depends on numerous factors. Two major factors are: achieving energy sales growth in a less regulated, more competitive environment; and operating non-traditional business activities successfully.

Southern Company and Subsidiary Companies 1997 Annual Report

   Southern Company continues to position its business to meet the challenges of a new competitive environment. Work force reduction programs have reduced earnings by $31 million, $53 million, and $17 million for the years 1997, 1996, and 1995, respectively. These actions -- in conjunction with other cost containment programs -- will assist efforts to continue being a low-cost provider of electricity.

   The operating companies currently operate as vertically integrated companies providing electricity to customers within the traditional service area of the southeastern United States. Prices for electricity provided by the operating companies to retail customers are set by state public service commissions under cost-based regulatory principles.

   Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. Georgia Power is required to file a general rate case by July 1, 1998. See Note 3 to the financial statements for information about other retail and wholesale regulatory matters.

   Future earnings for the operating companies in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area.

   The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. Southern Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of an operating company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of that operating company. The operating companies are attempting to minimize or reduce their cost exposure. See Note 3 to the financial statements for information regarding these efforts.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless Southern Company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

   To adapt to a less regulated, more competitive environment, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions involving other utility or non-utility businesses or properties, internal restructuring, disposition of certain assets, or some combination thereof. Furthermore, Southern Company may engage in other new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern Company.

    The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA). The amendment allows holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of existing and

Southern Company and Subsidiary Companies 1997 Annual Report

evolving opportunities, Southern Energy -- founded in 1981 -- is focused on several key international and domestic business lines, including energy distribution, integrated utilities, stand-alone generation, and other energy-related products and services. As the energy marketplace evolves, Southern Energy is positioning the company to become a major competitor in energy trading and marketing activities. As part of this strategy, Southern Energy entered into a joint venture with Vastar Resources effective in January 1998. The two companies combined their energy trading and marketing operations to form a new full-service energy provider, Southern Company Energy Marketing. Also, Southern Energy is expanding its international business through acquisitions. In September 1997, Southern Energy acquired a 26 percent interest in a German utility for approximately $820 million. Also, the acquisition of CEPA for a total net investment of some $2.1 billion was completed in mid-1997. In late 1995, SWEB was acquired for approximately $1.8 billion. In July 1996, a 25 percent interest in SWEB was sold. For additional information on acquisitions, see Note 14 to the financial statements.

    The CEPA acquisition has a slightly dilutive impact on earnings in the near term. However, Southern Energy's investments should strengthen the opportunities for Southern Company's long-term future earnings growth. At December 31, 1997, Southern Energy's total assets amounted to $11 billion.

    The depreciation of southeast Asian currencies is likely to increase the cost of electricity that nationally owned utilities purchase from independent power projects relative to the prices received by those utilities from their customers. This could cause a deterioration in the financial condition of nationally owned utilities, which could potentially impact these utilities' ability to meet their obligations under existing contracts and could reduce the near-term opportunities for greenfield independent power projects in the region. However, fewer greenfield opportunities may, to some extent, be offset by increased opportunities for CEPA to acquire projects from regional developers who have been adversely affected by the financial crisis, and also by a possible increase in the pace of privatizations by regional governments needing to raise capital.

    Also during 1997, there was a substantial depreciation of the Philippine peso relative to the U.S. dollar. However, the long-term power sales contracts that govern CEPA's revenues from existing projects in the Philippines provide for U.S. dollar payments, or indexing to the U.S. dollar. This should sufficiently cover foreign currency costs of operation, including debt service and return on and of capital. The National Power Corporation, whose obligations are guaranteed by the Republic of the Philippines, is the counterparty to these contracts.

   The staff of the Securities and Exchange Commission (SEC) has questioned certain of the current accounting practices of the electric utility industry -- including Southern Company's -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets.
Also, the annual provisions for such costs could change. Because of the company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   Southern Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue --common to most corporations -- concerns the inability of certain software and databases to properly recognize date-sensitive information related to the year 2000 and thereafter. This problem could result in a material disruption to the company's operations, if not corrected. Southern Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to be approximately $85 million, of which $8 million was spent in 1997. Most all remaining costs will be expensed in 1998. Implementation is currently on schedule. Although the degree of success of this project cannot be determined at this time, management believes there will be no significant effect on the company's operations.

Southern Company and Subsidiary Companies 1997 Annual Report

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

   The operating companies are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standard

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other non-owner changes in equity. Southern Company will adopt this statement in 1998.

FINANCIAL CONDITION

Overview

Southern Company's financial condition continues to remain strong. The company's common stock closed 1997 with the highest year-end closing price in history. Earnings, excluding the windfall profits tax, were some $1.1 billion. Based on this performance, in January 1998, the Southern Company board of directors increased the common stock dividend for the seventh consecutive year.

    Gross property additions to utility plant were $1.9 billion in 1997. The majority of funds needed for gross property additions since 1994 has been provided from operating activities, principally from earnings and non-cash charges to income. Southern Energy's business acquisitions in 1997 amounted to approximately $2.9 billion. The Consolidated Statements of Cash Flows provide additional details.

Derivative Financial Instruments

Southern Company is exposed to market risks in both its trading and non-trading operations. The non-trading operations are exposed to market risks, including changes in interest rates, currency exchange rates, and certain commodity prices. To mitigate changes in cash flows attributable to these exposures, the company has entered into various derivative financial instruments. Company policy for non-trading activities stipulates that derivatives are to be used only for hedging purposes. Derivative positions are monitored using techniques that include market value and sensitivity analysis.

   Interest rate swaps are used to hedge underlying debt obligations. These swaps hedge specific debt issuances and therefore qualify for hedge accounting. The company has interest rate swaps in various currencies. These match debt issued in the same currency. In cases where debt is issued in currencies other than the functional currency, currency swaps convert the exposure to that of the functional currency. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the instruments.

   If the company sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect annualized interest expense by approximately $35 million at December 31, 1997. Based on the company's overall interest rate exposure at December 31, 1997, including derivative and other interest rate sensitive instruments, a near-term 100 basis point change in interest rates would not materially affect the consolidated financial statements.

   The company has investments in various emerging market countries where the net investments are not hedged, including Argentina, Chile, Trinidad, Bahamas, Philippines, and China. The company relies on either currency pegs or contractual or regulatory links to the U.S. dollar to mitigate currency risk attributable to these investments. The company does not believe it has a material exposure to changes in exchange rates between the U.S. dollar and the currencies of these countries. The company also has investments in the United Kingdom and Germany, and for these investments the company uses long-term cross-currency agreements to reduce a substantial portion of its exposure to fluctuations in the British pound sterling and German Deutschemark. These instruments are used to hedge its net investments in these countries. As a

Southern Company and Subsidiary Companies 1997 Annual Report

result of these swaps, a 10 percent sustained decline of the British pound sterling and German Deutschemark versus the U.S. dollar would not materially affect the consolidated financial statements.

   The company also uses currency swaps and forward agreements to hedge dollar denominated debt issued by subsidiaries with different functional currency. These swaps offset the dollar flows, thereby effectively converting debt to the appropriate currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions.

   In addition to the non-trading activities, the company is exposed to market risks through its electricity and natural gas commodity trading business. To estimate and manage the market risk of its trading and marketing portfolio, Southern Energy employs a daily Value at Risk (VAR) methodology. VAR is used to describe a probabilistic approach to measuring the exposure to market risk. VAR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The calculation utilizes the standard deviation of seasonally adjusted historical changes in the value of the market risk sensitive commodity-based financial instruments to estimate the amount of change (i.e., volatility) in the current value of these instruments that could occur at a specified confidence level over a specified holding interval. The parameters used in the calculation include holding intervals ranging from five to 20 days, depending upon the type of instrument, the term of the instrument, the liquidity of the underlying market, and other factors. The models employed a 95 percent confidence level based on historical price movement. Based on the company's VAR analysis of its overall commodity price risk exposure at December 31, 1997, management does not anticipate a materially adverse effect on the company's consolidated financial statements as a result of market fluctuations.

   In the United Kingdom, the company utilizes contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. These contracts are in place to hedge electricity purchases on approximately 20 billion kilowatt-hours through the year 2008. The gains or losses realized on such contracts are deferred and recognized as electricity is purchased. Because of the absence of a trading market, it is not practicable to estimate the fair value of these contracts.

   Due to cost-based rate regulations, the operating companies have limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the operating companies enter into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1997, exposure from these activities was not material to the consolidated financial statements.

    For additional information, see Note 1 to the financial statements under "Financial Instruments for Non-Trading and Trading."

Capital Structure

Southern Company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 38.6 percent in 1997, compared with 45.1 percent in 1996, and 42.4 percent in 1995.

    During 1997, the subsidiary companies sold, through public authorities, $404 million of pollution control revenue bonds. Preferred securities of $1.3 billion were issued in 1997. The companies continued to reduce financing costs by retiring higher-cost bonds and preferred stock. Retirements, including maturities, of bonds totaled $507 million during 1997, $600 million during 1996, and $1.3 billion during 1995. As a result, the composite interest rate on long-term debt decreased from 7.2 percent at December 31, 1994 to 6.6 percent at December 31, 1997. Retirements of preferred stock totaled $660 million during 1997, $179 million during 1996, and $1 million during 1995.

    In 1997, Southern Company raised $360 million from the issuance of new common stock under the company's various stock plans. At the close of 1997, the company's common stock had a market value of 257/8 per share, compared with a book value of $13.91 per share. The market-to-book value ratio was 186 percent at the end of 1997, compared with 166 percent at year-end 1996, and 188 percent at year-end 1995.

Southern Company and Subsidiary Companies 1997 Annual Report

Capital Requirements for Construction

The construction program of Southern Company is budgeted at $2.0 billion for 1998, $2.0 billion for 1999, and $1.6 billion for 2000. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

    The operating companies have approximately 1,600 megawatts of combined cycle generation scheduled to be placed in service by 2001. Southern Energy has under construction some 1,400 megawatts of owned capacity. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing for the core business in the Southeast.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $2.5 billion will be required by the end of 2000 for present sinking fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of the company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $300 million.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures of approximately $70 million, of which $55 million remains to be spent.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule -- if implemented -- that could make substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $4 million in 1997 and $8 million in 1995. In 1996, the company was reimbursed $6 million for amounts previously expensed. Additional sites may

Southern Company and Subsidiary Companies 1997 Annual Report

require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The amount and timing of additional equity capital to be raised in 1998 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1998 for the company's stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

    The operating companies plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

    The operating companies historically have relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for their benefit by public authorities, to meet their long-term external financing requirements. Recently, the operating companies' financings have consisted of unsecured debt and trust preferred securities. In this regard, the operating companies -- except Savannah Electric -- sought and obtained stockholder approval in 1997 to amend their respective corporate charters eliminating restrictions on the amounts of unsecured indebtedness they may incur.

    To meet short-term cash needs and contingencies, Southern Company had approximately $601 million of cash and cash equivalents and $4.9 billion of unused credit arrangements with banks at the beginning of 1998.

Cautionary Statement Regarding Forward-Looking
Information

Southern Company's 1997 Annual Report contains forward-looking statements in addition to historical information. The company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the markets of the subsidiary companies; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the company; state and federal rate regulation in the United States; changes in or application of environmental and other laws and regulations to which the company and its subsidiaries are subject; political, legal and economic conditions and developments in the United States and in foreign countries in which the subsidiaries operate; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; and other factors discussed in the reports -- including Form 10-K -- filed from time to time by the company with the SEC.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Southern Company and Subsidiary Companies 1997 Annual Report
================================================================================================================================
                                                                                          1997             1996            1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in millions)
Operating Revenues                                                                   $  12,611         $ 10,358          $9,180
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                                                2,281            2,245           2,126
     Purchased power                                                                     3,033            1,103             491
     Other                                                                               1,930            1,860           1,626
Maintenance                                                                                763              782             683
Depreciation and amortization                                                            1,246              996             904
Amortization of deferred Plant Vogtle costs, net                                           121              137             124
Taxes other than income taxes                                                              572              634             535
Income taxes                                                                               725              747             805
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                10,671            8,504           7,294
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         1,940            1,854           1,886
Other Income:
Allowance for equity funds used during construction                                          6                4               5
Interest income                                                                            152               54              38
Other, net                                                                                  53               42             (65)
Income taxes applicable to other income                                                     34              (10)             36
Windfall profits tax assessed in United Kingdom (Note 8)                                   (148)               -               -
 -------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                           2,037            1,944           1,900
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                                 678              530             557
Allowance for debt funds used during construction                                          (14)             (19)            (20)
Interest on notes payable                                                                  112              107              63
Amortization of debt discount, premium, and expense, net                                    34               33              44
Other interest charges                                                                      63               46              43
Minority interest in subsidiaries                                                           29               13              13
Distributions on capital and preferred securities of subsidiary companies                  120               22               9
Preferred dividends of subsidiary companies                                                 43               85              88
--------------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                          1,065              817             797
--------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                              $     972         $  1,127          $1,103
================================================================================================================================
Common Stock Data:  (Note 9)
     Average number of shares of common stock outstanding (in millions)                    685              673             665
     Basic and diluted earnings per share of common stock                                $1.42            $1.68           $1.66
     Cash dividends paid per share of common stock                                       $1.30            $1.26           $1.22
--------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995

================================================================================================================================

                                                                                          1997             1996            1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in millions)
Balance at Beginning of Year                                                         $   3,764         $  3,483          $3,191
Consolidated net income                                                                    972            1,127           1,103
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         4,736            4,610           4,294
Cash dividends on common stock                                                             889              846             811
Capital and preferred stock transactions, net                                                5                -               -
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year  (Note 9)                                                     $   3,842         $  3,764          $3,483
================================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
Southern Company and Subsidiary Companies 1997 Annual Report


================================================================================================================================
                                                                                  1997              1996                   1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in millions)
Operating Activities:
Consolidated net income                                                        $   972          $  1,127              $   1,103
Adjustments to reconcile consolidated net income
     to net cash provided by operating activities --
         Depreciation and amortization                                           1,471             1,201                  1,134
         Deferred income taxes and investment tax credits                           (5)               57                    117
         Allowance for equity funds used during construction                        (6)               (4)                    (5)
         Amortization of deferred Plant Vogtle costs, net                          121               137                    124
         Gain on asset sales                                                       (25)              (59)                   (33)
         Other, net                                                                (61)               54                   (121)
         Changes in certain current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                                  (238)              (92)                  (109)
                Fossil fuel stock                                                   56                57                     28
                Materials and supplies                                              21                47                     11
                Accounts payable                                                   138                19                   (138)
                Other                                                              181              (143)                   204
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                      2,625             2,401                  2,315
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                        (1,859)           (1,229)                (1,401)
Southern Energy business acquisitions, net of cash acquired                     (2,925)                -                 (1,416)
Sales of property                                                                   32               211                    287
Other                                                                              (13)             (275)                   153
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                          (4,765)           (1,293)                (2,377)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
  Common stock                                                                     360               171                    277
  Capital and preferred securities                                               1,321               322                      -
  First mortgage bonds                                                               -                85                    375
  Other long-term debt                                                           2,499             1,570                  1,805
Retirements --
  Preferred stock                                                                 (660)             (179)                    (1)
  First mortgage bonds                                                            (168)             (426)                  (538)
  Other long-term debt                                                            (802)           (1,754)                  (902)
Increase (decrease) in notes payable, net                                          509              (268)                   727
Payment of common stock dividends                                                 (889)             (846)                  (811)
Miscellaneous                                                                      126              (110)                  (237)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                           2,296            (1,435)                   695
--------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                               156              (327)                   633
Cash and Cash Equivalents at Beginning of Year                                     445               772                    139
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                       $   601          $     445             $     772
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                                            $876              $677                   $622
  Income taxes                                                                    $823              $706                   $645
Southern Energy business acquisitions --
  Fair value of assets acquired                                                 $4,768                $-                 $2,745
  Less cash paid for common stock                                                2,925                 -                  1,416
-------------------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                             $1,843                $-                 $1,329
================================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 1997 and 1996
Southern Company and Subsidiary Companies 1997 Annual Report
=======================================================================================================================
Assets                                                                                 1997                       1996
-----------------------------------------------------------------------------------------------------------------------
                                                                                             (in millions)
Utility Plant:
Plant in service (Note 1)                                                           $34,044                    $33,260
Less accumulated provision for depreciation                                          11,934                     10,921
-----------------------------------------------------------------------------------------------------------------------
                                                                                     22,110                     22,339
Nuclear fuel, at amortized cost                                                         230                        246
Construction work in progress (Note 4)                                                1,312                        684
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                23,652                     23,269
-----------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Goodwill, being amortized (Note 14)                                                   1,888                        318
Leasehold interests, being amortized                                                  1,389                        416
Equity investments in subsidiaries                                                    1,168                        227
Nuclear decommissioning trusts                                                          387                        279
Miscellaneous                                                                           742                        261
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                 5,574                      1,501
-----------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                               601                        445
Special deposits                                                                         17                         62
Receivables, less accumulated provisions for uncollectible accounts
      of $77 million in 1997 and $32 million in 1996                                  2,100                      1,440
Fossil fuel stock, at average cost                                                      214                        270
Materials and supplies, at average cost                                                 493                        510
Prepayments                                                                              99                         87
Vacation pay deferred                                                                    79                         77
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                 3,603                      2,891
-----------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                     1,142                      1,238
Prepaid pension costs                                                                   399                        341
Deferred Plant Vogtle costs                                                              50                        171
Debt expense, being amortized                                                           101                         81
Premium on reacquired debt, being amortized                                             285                        289
Miscellaneous                                                                           465                        449
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                 2,442                      2,569
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $35,271                    $30,230
=======================================================================================================================
The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED BALANCE SHEETS
At December 31, 1997 and 1996
Southern Company and Subsidiary Companies 1997 Annual Report

===============================================================================================================================
Capitalization and Liabilities                                                                       1997                 1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in millions)

Capitalization (See(Seeoaccompanyingtstatements):
Common stock equity                                                                              $  9,647             $  9,216
Preferred stock of subsidiaries                                                                       493                  980
Company or subsidiary obligated mandatorily redeemable capital and preferred securities             1,744                  422
Long-term debt                                                                                     10,274                7,938
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              22,158               18,556
-------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year                                                              784                  364
Notes payable                                                                                       2,064                1,483
Accounts payable                                                                                    1,049                  788
Customer deposits                                                                                     133                  132
Taxes accrued-
    Federal and state income                                                                          120                   12
    Other                                                                                             259                  193
Interest accrued                                                                                      262                  187
Vacation pay accrued                                                                                  108                  104
Miscellaneous                                                                                         608                  535
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                               5,387                3,798
-------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                          4,650                4,738
Deferred credits related to income taxes (Note 8)                                                     746                  814
Accumulated deferred investment tax credits                                                           754                  788
Employee benefits provisions                                                                          447                  439
Minority interests in subsidiaries                                                                    435                  375
Prepaid capacity revenues                                                                             110                  122
Department of Energy assessments                                                                       72                   81
Disallowed Plant Vogtle capacity buyback costs                                                         56                   57
Storm damage reserves                                                                                  38                   35
Miscellaneous                                                                                         418                  427
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                               7,726                7,876
-------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 7, 13, and 14)
Total Capitalization and Liabilities                                                             $ 35,271             $ 30,230
===============================================================================================================================
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Southern Company and Subsidiary Companies 1997 Annual Report
==============================================================================================================================
                                                                      1997                   1996       1997             1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                            (in millions)                 (percent of total)
Common Stock Equity:
Common stock,  par value  $5 per share --
     Authorized -- 1 billion shares
     Outstanding -- 1997:  693  million shares
                    1996:  677 million shares                    $  3,467               $  3,385
Paid-in capital                                                     2,338                  2,067
Retained earnings (Note 9)                                          3,842                  3,764
-------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                           9,647                  9,216         43.5%           49.7%
-------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
     4.20% to 5.96%                                                    89                    199
     6.32% to 7.88%                                                    47                    130
$25 par or stated value --
     $1.90 to $1.9875                                                   -                    191
     6.40% to 7.60%                                                   131                    323
Auction rates -- at January 1, 1998:
     4.20% to 4.235%                                                   70                     70
Adjustable rates  --  at January 1, 1998:
     4.67% to 5.27%                                                   156                    240
-------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $27 million)                    493                  1,153
Less amount due within one year                                         -                    173
-------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                            493                    980          2.2             5.3
-------------------------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
   Redeemable Capital and Preferred Securities (Note 10):
$25 liquidation value --
     7.375%                                                            97                     97
     7.60% to 7.625 %                                                 415                      -
     7.75%                                                            649                    225
     8.14% to 9%                                                      583                    100
-------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $138 million)             1,744                    422          7.9             2.3
-------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED  STATEMENTS OF CAPITALIZATION  (continued)
At December 31, 1997 and 1996
Southern Company and Subsidiary Companies 1997 Annual Report
===================================================================================================================================
                                                                            1997           1996            1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               (in millions)                 (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
     Maturity                           Interest Rates
     1997                               5 7/8 %                               -             25
     1997                               8.665%                                -              7
     1998                               5% to 8.665%                        238            238
     1999                               6 1/8% to 8.665%                    373            373
     2000                               6% to 8.665%                        349            349
     2001                               8.665%                                9              9
     2002                               6.85% to 8.665%                     260            260
     2003 through 2007                  6.07% to 8.665%                     944            944
     2008 through 2012                  6 7/8% to 8.665%                    121            121
     2013 through 2017                  8.665%                               73             73
     2018 through 2022                  8.30% to 9 1/4%                     476            612
     2023 through 2026                  6 7/8% to 9%                      1,109          1,109
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                3,952          4,120
Other long-term debt (Note 11)                                            7,191          4,084
Unamortized debt premium (discount), net                                    (85)           (75)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $738 million)                                        11,058          8,129
Less amount due within one year (Note 12)                                   784            191
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                      10,274          7,938              46.4          42.7
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                   $ 22,158       $ 18,556             100.0%        100.0%
===================================================================================================================================



CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1997, 1996, and 1995
===================================================================================================================================
                                                                                           1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in millions)
Balance at Beginning of Year                                                             $2,067        $1,941           $1,712
Proceeds from sales of common stock over the par value  --  16.4 million,
  7.5 million, and 13.0 million shares in 1997, 1996, and 1995, respectively                278           133              212
Miscellaneous                                                                                (7)           (7)              17
-----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                                   $2,338        $2,067           $1,941
===================================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 1997 Annual Report

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES

General

Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission
(SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state regulatory commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates. All material intercompany items have been eliminated in consolidation.

    The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis and other investments on an equity basis. Effective in January 1998, Southern Energy and Vastar Resources combined their energy trading and marketing activities to form a joint venture. Southern Energy's investment in the joint venture will be accounted for under the equity method of accounting. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation.

Regulatory Assets and Liabilities

The operating companies are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the operating companies associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                              1997         1996
                                         ------------------------
                                              (in millions)
Deferred income taxes                       $1,142       $1,238
Deferred Plant Vogtle costs                     50          171
Premium on reacquired debt                     285          289
Demand-side programs                            11           44
Department of Energy assessments                63           69
Vacation pay                                    79           77
Deferred fuel charges                            4           29
Postretirement benefits                         38           38
Work force reduction costs                      37           48
Deferred income tax credits                   (746)        (814)
Storm damage reserves                          (36)         (32)
Other, net                                     152          114
-----------------------------------------------------------------
Total                                       $1,079       $1,271
=================================================================

    In the event that a portion of an operating company's operations is no longer subject to the provisions of FASB Statement No. 71, the company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Southern Company and Subsidiary Companies 1997 Annual Report

Revenues and Fuel Costs

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    Southern Energy's revenues for product sales and marketing services are recognized when title passes to the customer or when service is performed.

    The operating companies have a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $144 million in 1997, $142 million in 1996, and $140 million in 1995. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2008 at Plant Vogtle, and into 2010 and 2013 at Plant Farley units 1 and 2, respectively. Activities for adding dry cask storage capacity at Plant Hatch by as early as 1999 are in progress.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 1997, under this law to be approximately $34 million and $27 million, respectively. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.4 percent in 1997 and 3.3 percent in 1996 and 1995. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    Georgia Power recorded additional depreciation of electric plant amounting to $159 million in 1997, $24 million in 1996, and $6 million in 1995. See Note 3 under "Georgia Power Retail Accounting Order" for additional information.

    The Nuclear Regulatory Commission (NRC) requires all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a

Southern Company and Subsidiary Companies 1997 Annual Report

specific facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1997, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                   Plant       Plant      Plant
                                   Farley      Hatch     Vogtle
                                 --------------------------------
Site study basis (year)              1993       1997       1997

Decommissioning periods:
   Beginning year                    2017       2014       2027
   Completion year                   2029       2027       2038
-----------------------------------------------------------------
                                          (in millions)
Site study costs:
   Radiated structures               $489       $372       $317
   Non-radiated structures             89         33         44
-----------------------------------------------------------------
Total                                $578       $405       $361
=================================================================

Ultimate costs:
   Radiated structures             $1,504       $722       $922
   Non-radiated structures            274         65        129
-----------------------------------------------------------------
Total                              $1,778       $787     $1,051
=================================================================


                                      Plant    Plant      Plant
                                     Farley    Hatch     Vogtle
                                     -----------------------------
                                            (in millions)


Amount expensed in 1997                $ 18     $ 11        $ 9

Accumulated provisions:
   Balance in external trust
      funds                            $193     $118        $76
   Balance in internal reserves          44       23         13
------------------------------------------------------------------
Total                                  $237     $141        $89
==================================================================

Significant assumptions:
   Inflation rate                       4.5%     3.6%       3.6%
   Trust earning rate                   7.0      6.5        6.5
------------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. All of Alabama Power's decommissioning costs are approved for ratemaking. For Georgia Power, only the costs to decommission the radioactive portion of the plants are currently included in cost of service. Georgia Power's decommissioning costs currently included in cost of service are $320 million and $267 million for plants Hatch and Vogtle, respectively. The estimated ultimate costs associated with the amounts currently included in cost of service are $781 million and $1.1 billion for plants Hatch and Vogtle, respectively. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987, 1989, and 1991, the Georgia Public Service Commission (GPSC) ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates. Each GPSC order called for recovery of deferred costs within 10 years. Under these plans, all allowed costs will be recovered by 1999.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the operating companies to calculate AFUDC during the years 1995 through 1997 ranged from a before-income-tax rate of 5.8 percent to 9.8 percent. AFUDC, net of income tax, as a percent of consolidated net income was 1.6 percent in 1997, 1.4 percent in 1996, and 1.6 percent in 1995.

Utility Plant

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property -- exclusive of minor items of property -- is charged to utility plant.

Southern Company and Subsidiary Companies 1997 Annual Report

Leasehold Interests

Leasehold interests include Southern Energy's power generation facilities that are developed under build, operate, and transfer agreements with foreign governments. Southern Energy's construction costs are initially recorded as construction work in progress, and -- after completion -- these costs are recorded as leasehold interests. These costs are amortized over the length of time the facility is operated before transferring ownership to the local government.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Foreign Currency Translation

Assets and liabilities of Southern Company's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in stockholders' equity. The financial statements of international operations, where the U.S. dollar is the functional currency and when certain transactions are denominated in a local currency, are remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars creates adjustments. These adjustments and all gains and losses from foreign currency transactions are included in consolidated net income. Foreign exchange gains and losses are not material for all periods presented.

Financial Instruments for Non-Trading

Non-trading derivative financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.

    The company utilizes interest rate swaps and cross currency interest rate swaps to minimize borrowing costs by changing the interest rate and currency of the original borrowing. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps.

    Southern Company's international operations are exposed to the effects of foreign exchange rate fluctuations. To protect against this exposure, the company utilizes currency swaps to hedge its net investment in certain foreign subsidiaries, which has the effect of converting foreign currency cash inflows into U.S. dollars at fixed exchange rates. Gains or losses on these currency swaps, designated as hedges of net investment, are offset against the translation effects reflected in stockholders' equity, net of tax.

    Non-trading financial derivative instruments held at December 31, 1997, were as follows:

                       Year of                     Unrecognized
                     Maturity or       Notional       Gain
Type                 Termination        Amount       (Loss)
------------------------------------  ---------------------------
                                           (in millions)
Interest rate
    swaps:
                     2002-2012          $710        $(33)
                     2001-2012    (pound)500        $(52)
                     2002-2007         DM691         $(3)
Cross currency
    swaps            2001-2007    (pound)439          $6
Cross currency
    swaption              2003         DM570          $1
---------------------------------------------------------------
(pound) - Denotes British pound sterling.
DM - Denotes Deutschemark.

    The company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk. The company does not expect any of the counterparties to fail to meet their obligations.

    In the United Kingdom, the company utilizes contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. These contracts are in place to hedge electricity purchases of approximately 20 billion kilowatt-hours through the year 2008. The gains or losses realized on such contracts are deferred and recognized as electricity is purchased. Because of the absence of a trading market, it is not practicable to estimate the fair value of these contracts .

Southern Company and Subsidiary Companies 1997 Annual Report

    Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                         Carrying       Fair
                                          Amount        Value
                                       --------------------------
                                             (in millions)
Long-term debt:
    At December 31, 1997                $10,916        $11,160
    At December 31, 1996                  7,975          8,122
Capital and preferred securities:
    At December 31, 1997                  1,744          1,826
    At December 31, 1996                    422            427
-----------------------------------------------------------------

    The fair values for long-term debt and capital and preferred securities were based on either closing market price or closing price of comparable instruments.

Financial Instruments for Trading

Derivative financial instruments used for trading purposes primarily relate to commodities associated with the energy sector, such as electricity, natural gas, and crude oil. These instruments are recorded at fair value for balance sheet purposes. The determination of fair value considers various factors, such as closing exchange prices, broker price quotations, and model pricing. Model pricing considers time value and volatility factors underlying any options and contractual commitments. These transactions are accounted for using the mark-to-market method of accounting in which the unrealized gains or losses resulting from the impact of price movements are recognized as net gains or losses in the consolidated statements of income. If the company has a master netting agreement with counterparties, net positions are recognized for consolidated balance sheet and income statement purposes.

    The company provides price risk management services by entering into a variety of contractual commitments such as price cap and floor agreements, futures contracts, forward purchase and sale agreements, and option contracts. These contracts generally require future settlement, and are either executed on an exchange or traded as over-the-counter (OTC) instruments. Contractual commitments have widely varying terms and durations that range from a few hours to a number of years depending on the instrument. The majority of the company's transactions are short-term in duration, with a weighted average maturity of approximately 1.3 years and 0.6 years at December 31, 1997 and 1996, respectively.

    All contractual commitments used for trading purposes are recorded at fair value. Contracts in a net receivable position, as well as options held, are reported as assets. Similarly, contractual commitments in a net payable position, as well as options written, are reported as liabilities. The net unrealized gain from risk management services amounted to $8 million at December 31, 1997. Southern Company has made guarantees to certain counterparties regarding performance of contractual commitments by its affiliates related to trading and marketing activities. Contractual commitments reflected in the Consolidated Balance Sheets at December 31 were as follows:


                             Net                   Fair Value
                          Notional        -------------------------
                           Amounts
  1997                 (Kilowatt-Hours)    Assets     Liabilities
----------            ---------------------------------------------
                                     (in millions)
Exchange-issued
    products:
      Futures
        contracts              904           $14          $15
      Other                    958             1            1
-------------------------------------------------------------------
Total                        1,862            15           16
-------------------------------------------------------------------
OTC products:
    Forward
      contracts              2,643            69           62
    Swaps                     (473)            1            -
    Other                      639             9            8
-------------------------------------------------------------------
Total                        2,809            79           70
-------------------------------------------------------------------
Total                        4,671           $94          $86
===================================================================


                            Net                   Fair Value
                          Notional          -----------------------
                          Amounts
 1996                   (Kilowatt-Hours)    Assets     Liabilities
------------          ---------------------------------------------
                                     (in millions)
Exchange-issued
    products:
      Futures
        contracts               42           $ 3          $ 3
      Other                    105             -            -
-------------------------------------------------------------------
Total                          147             3            3
-------------------------------------------------------------------
OTC products:
    Forward
      contracts                 56            15           15
    Swaps                        -             -            -
    Other                       51             -            -
-------------------------------------------------------------------
Total                          107            15           15
-------------------------------------------------------------------
Total                          254           $18          $18
===================================================================

Southern Company and Subsidiary Companies 1997 Annual Report

    Notional amounts -- stated in equivalent millions of kilowatt-hours -- are indicative only of the volume of activity and are not a measure of market risk. Notional amounts of natural gas and crude oil positions are reflected in equivalent kilowatt-hours based on standard conversion rates. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk. A concentration of counterparties may impact the company's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory, or other conditions.

    The annual average gross balances of the company's options and contractual commitments used for trading purposes, based on month-end balances were as follows:

                                          Average Fair Value
                                       -------------------------
1997                                     Assets    Liabilities
-----------                            -------------------------
                                            (in millions)
Commodity instruments:
    Electricity                            $97         $94
    Gas                                      6           6
    Other                                    7           6


                                          Average Fair Value
                                       -------------------------
1996                                     Assets    Liabilities
-----------                            -------------------------
                                            (in millions)
Commodity instruments:
    Electricity                            $19         $18
    Gas                                      1           1
    Other                                    -           -
----------------------------------------------------------------

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.   RETIREMENT BENEFITS

Pension Plans

The system companies have defined benefit, trusteed, pension plans that cover substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. Primarily, the companies use the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

In the United States, Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The operating companies fund trusts to the extent deductible under federal income tax regulations or to the extent required by their respective regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered Georgia Power to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional costs was expensed in 1993 and the remaining costs were deferred. An additional one-fifth of the costs was expensed each succeeding year until the costs were fully reflected in cost of service in 1997. The costs deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. For the other operating companies, the cost of postretirement benefits is reflected in rates on a current basis.

Southern Company and Subsidiary Companies 1997 Annual Report

Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Consolidated Balance Sheets at December 31 were as follows:

                                                    Pension
                                           -----------------------
                                                1997         1996
                                           -----------------------
                                                (in millions)
Actuarial present value of
  benefit obligation:
    Vested benefits                          $ 2,891      $ 2,730
    Non-vested benefits                           83          119
------------------------------------------------------------------
Accumulated benefit obligation                 2,974        2,849
Additional amounts related to
    projected salary increases                   728          775
------------------------------------------------------------------
Projected benefit obligation                   3,702        3,624
Less:
    Fair value of plan assets                  5,953        5,258
    Unrecognized net gain                     (1,877)      (1,314)
    Unrecognized prior service cost              126          135
    Unrecognized transition asset               (101)        (114)
------------------------------------------------------------------
Prepaid asset recognized in the
    Consolidated Balance Sheets              $   399      $   341
==================================================================

                                        Postretirement Benefits
                                      ----------------------------
                                                1997         1996
                                      --------------- ------------
                                                (in millions)
Actuarial present value of
  benefit obligation:
      Retirees and dependents                   $477         $409
      Employees eligible to retire                85           78
      Other employees                            373          383
-------------------------------------------------------------------
Accumulated benefit obligation                   935          870
Less:
    Fair value of plan assets                    335          260
    Unrecognized net loss (gain)                  68           79
    Unrecognized prior service cost               (4)          (5)
    Unrecognized transition
       obligation                                233          249
-------------------------------------------------------------------
Accrued liability recognized in the
    Consolidated Balance Sheets                 $303         $287
===================================================================

   The weighted average rates assumed in the actuarial calculations were:

                                   1997        1996       1995
                               ---------------------------------
Discount                            7.5%        7.8%       7.3%
Annual salary increase              5.0         5.3        4.8
Long-term return on
    plan assets                     8.5         8.5        8.5
-----------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005, and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1997, by $80 million and the aggregate of the service and interest cost components of the net retiree cost by $7 million.

    Components of the plans' net costs are shown below:

                                                  Pension
                                        ---------------------------
                                           1997     1996     1995
                                        ---------------------------
                                               (in millions)
Benefits earned during the year           $  94    $  99    $  79
Interest cost on projected
    benefit obligation                      271      267      193
Actual return on plan assets               (856)    (564)    (730)
Net amortization and deferral               417      152      412
-------------------------------------------------------------------
Net pension cost (income)                 $ (74)   $ (46)   $ (46)
===================================================================

    Of the above net pension income, $52 million in 1997, $37 million in 1996, and $30 million in 1995 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                           Postretirement Benefits
                                       ---------------------------
                                         1997     1996      1995
                                       ---------------------------
                                              (in millions)
Benefits earned during the year          $ 18     $ 20      $ 28
Interest cost on accumulated
    benefit obligation                     67       60        67
Amortization of transition
    obligation                             15       15        27
Actual return on plan assets              (28)     (17)      (23)
Net amortization and deferral              12        6        12
------------------------------------------------------------------
Net postretirement costs                 $ 84     $ 84      $111
==================================================================

    Of the above net postretirement costs, $70 million in 1997, $64 million in 1996, and $78 million in 1995 were charged to operating expenses, and $3 million in 1996 and $11 million in 1995 were deferred. The remainder for each year was charged to construction and other accounts.

Work Force Reduction Programs

The system companies have incurred additional costs for work force reduction programs. The costs related to these programs were $50 million, $85 million, and $42 million for the years 1997, 1996, and 1995, respectively. In addition, certain costs of these programs were deferred and are being amortized in

Southern Company and Subsidiary Companies 1997 Annual Report

accordance with regulatory treatment. The unamortized balance of these costs was $37 million at December 31, 1997.

3.   LITIGATION AND REGULATORY MATTERS

Alabama Power Appliance Warranty Litigation

In 1996, legal actions against Alabama Power were filed in several counties in Alabama charging Alabama Power with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. Some of these suits were filed as class actions, while others were filed on behalf of multiple individual plaintiffs. The plaintiffs seek damages for an unspecified amount. Alabama Power has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The final outcome of these cases cannot now be determined.

Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1997, Georgia Power had recorded approximately $5 million in expenses associated with the site. This represents Georgia Power's agreed upon share of removal and remedial investigation and feasibility study costs.

    The final outcome of this matter cannot now be determined. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of any remaining remediation costs should not be material to the financial statements.

Georgia Power Investment in Rocky Mountain

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that plant. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant. The plant went into commercial operation in 1995.

    In June 1996, the GPSC initiated a review of this plant. On January 14, 1998, the GPSC ordered that Georgia Power be allowed to include approximately $108 million of its $143 million investment in rate base as of December 31, 1998. Georgia Power has appealed the GPSC's order to the Superior Court of Fulton County, Georgia. If the order is upheld, Georgia Power will be required to record a write-off currently estimated to be approximately $29 million, after taxes.

    The final outcome of this matter cannot now be determined. Accordingly, no provision related to the GPSC's disallowance has been recorded.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings -- as well as to certain other contracts that reference these proceedings in determining return on common equity -- and if refunds were ordered, the amount

Southern Company and Subsidiary Companies 1997 Annual Report

of refunds could range up to approximately $194 million at December 31, 1997. Although management believes that rates are not excessive and that refunds are not justified, the final outcome of this matter cannot now be determined.

Southern Company Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement is subject to the review and approval by the Joint Congressional Committee on Taxation. If approved by the Joint Committee, the agreement would resolve all issues in the case for the years before the U.S. Tax Court, resulting in a refund to Southern Company of approximately $162 million. This amount includes interest of $76 million. The tax litigation was related to a timing issue as to when taxes should have been paid; therefore, only the interest portion will affect future income. There can be no assurance that such Joint Committee approval will be received.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of
13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting Alabama Power's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing Alabama Power to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by Alabama Power.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Retail Accounting Order

In February 1996, the GPSC approved a three-year accounting order, effective January 1, 1996. Under the accounting order, Georgia Power's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or to accelerate the depreciation of electric plant. At its option, Georgia Power may also accelerate amortization or depreciation of assets while within the range allowed on common equity. Georgia Power is required to absorb cost increases of approximately $29 million annually during the three-year period, including $14 million annually of accelerated depreciation of electric plant. Under the accounting order, Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. On July 1, 1998, Georgia Power is required to file a general rate case. In response, the GPSC would be expected to either continue the provisions of the accounting order or adopt new ones.

    A consumer group appealed the GPSC's decision to the Superior Court of Fulton County, Georgia. In 1996, the superior court ruled that statutory requirements applicable to rate cases were not followed and remanded the matter to the GPSC. In October 1997, the Georgia Court of Appeals upheld the accounting order and reversed the superior court's decision. This matter is now concluded.

4.   CONSTRUCTION PROGRAM

The system companies are engaged in continuous construction programs, currently estimated to total some $2.0 billion in 1998, $2.0 billion in 1999, and $1.6 billion in 2000. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1997, significant purchase commitments were outstanding in connection with the construction program. The operating companies have approximately 1,600 megawatts of combined cycle generation scheduled to be placed in service by 2001. Southern Energy has under construction some 1,400

Southern Company and Subsidiary Companies 1997 Annual Report


megawatts of owned capacity. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

    See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.   FINANCING, INVESTMENTS, AND
     COMMITMENTS

General

The amount and timing of additional equity capital to be raised in 1998 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

    The operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The companies may issue additional long-term debt and preferred securities primarily for debt maturities and for redeeming higher-cost securities if market conditions permit.

Bank Credit Arrangements

At the beginning of 1998, unused credit arrangements with banks totaled $4.9 billion, of which $3.0 billion expires during 1998, $800 million during 1999 to 2001, and $1.0 billion during 2002. The following table outlines the credit arrangements by company:

                                      Amount of Credit
                          -----------------------------------------
                                                     Expires
                                               --------------------
                                                            1999 &
Company                     Total    Unused        1998     beyond
-------------             -----------------------------------------
                                       (in millions)
   Alabama Power           $  814    $  814      $  679    $  135
   Georgia Power            1,144     1,144         919       225
   Gulf Power                 103        94          94         -
   Mississippi Power           96        76          56        20
   Savannah Electric           41        41          21        20
   Southern Company         2,000     2,000       1,000     1,000
   Southern Energy          1,038       635         193       442
   Other                       70        66          66         -
                         ------------------------------------------
   Total                   $5,306    $4,870      $3,028    $1,842
                         ==========================================

    Approximately $2.1 billion of the credit facilities allows for term loans ranging from one to three years. Most of the agreements include stated borrowing rates but also allow for competitive bid loans.

    All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal. Of Southern Company's credit facilities, $1.7 billion is a syndicated credit arrangement which also requires the payment of agent fees.

    A portion of the $4.9 billion unused credit with banks is allocated to provide liquidity support to the companies' variable rate pollution control bonds. At December 31, 1997, the amount of the credit lines allocated for this purpose was $1.2 billion.

    In addition, the companies from time to time borrow under uncommitted lines of credit with banks, and in the case of Southern Company, Alabama Power, Georgia Power, and Southern Energy, through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate, and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its subsidiaries.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments.

Southern Company and Subsidiary Companies 1997 Annual Report

Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 1997, were as follows:

                                                   Purchased
Year                                Fuel             Power
-----------                    ------------------------------
                                    (in millions)
1998                             $ 2,081              $  338
1999                               1,596                 164
2000                               1,235                 175
2001                               1,122                 178
2002                               1,005                 182
2003 and thereafter                4,580               1,720
-------------------------------------------------------------
Total commitments                $11,619              $2,757
=============================================================

Operating Leases

Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $33 million, $23 million, and $17 million for 1997, 1996, and 1995, respectively. At December 31, 1997, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                            Amounts
--------                                    -----------------
                                             (in millions)
1998                                                    $ 39
1999                                                      37
2000                                                      32
2001                                                      28
2002                                                      28
2003 and thereafter                                      291
-------------------------------------------------------------
Total minimum payments                                  $455
=============================================================

6.  FACILITY SALES AND JOINT OWNERSHIP
    AGREEMENTS

In 1992, Alabama Power sold an undivided interest in units 1 and 2 of Plant Miller and related facilities to Alabama Electric Cooperative, Inc.

    Since 1975, Georgia Power has sold undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, to OPC, the Municipal Electric Authority of Georgia, and the city of Dalton, Georgia. In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

    At December 31, 1997, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                              Jointly Owned Facilities
                  -------------------------------------------------
                      Percent          Amount of     Accumulated
                       Ownership       Investment     Depreciation
                  ------------------- ------------------------------
Plant Vogtle                              (in millions)
  (nuclear)              45.7%        $3,299              $1,100
Plant Hatch
  (nuclear)              50.1            840                 477
Plant Miller
  (coal)
  Units 1 and 2          91.8            717                 311
Plant Scherer
  (coal)
  Units 1 and 2           8.4            112                  44
Plant Wansley
  (coal)                 53.5            298                 136
Rocky Mountain
  (pumped storage)       25.4            202                  44
Intercession City
  (combustion turbine)   33.3             13                   *
------------------------------------------------------------------
*Less than $1 million.

    Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

7.   LONG-TERM POWER SALES
     AGREEMENTS

The operating companies have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues amounted to $203 million in 1997, $217 million in 1996, and $237 million in 1995.

    Unit power from specific generating plants is currently being sold to Florida Power & Light Company (FP&L), FPC, Jacksonville Electric Authority
(JEA), and the city of Tallahassee, Florida. Under these agreements, approximately 1,600 megawatts of capacity is scheduled to be sold annually through 1999. Thereafter, these sales will decline to some 1,500 megawatts and

Southern Company and Subsidiary Companies 1997 Annual Report

remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

8.   INCOME TAXES

At December 31, 1997, the tax-related regulatory assets and liabilities were $1.1 billion and $746 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of income tax provisions are as follows:

                                           1997      1996     1995
                                      -----------------------------
                                              (in millions)
Total provision for income taxes:
Federal --
   Currently payable                      $ 547      $569    $ 567
   Deferred -- current year                 188       116      185
             -- reversal of
                  prior years              (160)      (74)    (111)
--------------------------------------------------------------------
                                            575       611      641
--------------------------------------------------------------------
State --
   Currently payable                        104        82       90
   Deferred -- current year                  15        23       26
             -- reversal of
                  prior years               (19)       (9)     (12)
--------------------------------------------------------------------
                                            100        96      104
--------------------------------------------------------------------
International -
   Windfall profits tax
   assessed in United Kingdom               148         -        -
   Other                                     16        50       24
--------------------------------------------------------------------
Total                                       839       757      769
Less income taxes charged
   (credited) to other income               114        10      (36)
--------------------------------------------------------------------
Total income taxes charged
   to operations                          $ 725      $747    $ 805
====================================================================

     The first half of the windfall profits tax assessed in the United Kingdom was paid in December 1997, and the remainder is due December 1998.

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1997       1996
                                            ---------------------
                                               (in millions)
Deferred tax liabilities:
  Accelerated depreciation                    $3,345     $2,981
  Property basis differences                   1,756      2,154
  Other                                          269        362
-----------------------------------------------------------------
Total                                          5,370      5,497
-----------------------------------------------------------------
Deferred tax assets:
  Federal effect of state deferred taxes         108        110
  Other property basis differences               245        253
  Deferred costs                                 116        139
  Pension and other benefits                      72         68
  Other                                          197        214
-----------------------------------------------------------------
Total                                            738        784
-----------------------------------------------------------------
Net deferred tax liabilities                   4,632      4,713
Portion included in current assets, net           18         25
-----------------------------------------------------------------
Accumulated deferred income taxes
    in the Consolidated Balance Sheets        $4,650     $4,738
=================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $30 million in 1997, $33 million in 1996, and $38 million in 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                          1997       1996      1995
                                       -------------------------------
Federal statutory rate                    35.0%      35.0%     35.0%
State income tax,
   net of federal deduction                3.4        3.2       3.4
Non-deductible book
   depreciation                            2.3        1.8       1.6
Windfall profits tax                       8.0        -         -
Difference in prior years'
   deferred and current tax rate          (1.5)      (1.0)     (1.1)
Other                                     (1.9)      (0.5)      0.3
----------------------------------------------------------------------
Effective income tax rate                 45.3%      38.5%     39.2%
======================================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

Southern Company and Subsidiary Companies 1997 Annual Report

9.    COMMON STOCK

Shares Reserved

At December 31, 1997, a total of 49 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Performance Stock Plan.

Performance Stock Plan

Southern Company's Executive Stock Option Plan was replaced by the Performance Stock Plan effective February 17, 1997. As of December 31, 1997, 283 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the new plan may not exceed 40 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. The first grant under the new plan was in July 1997. Options granted to date become exercisable pro rata over a maximum period of four years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the plan. Stock option activity in 1996 and 1997 for both plans are summarized below:

                                             Shares         Average
                                            Subject    Option Price
                                          To Option       Per Share
                                  ----------------------------------
Balance at December 31, 1995              2,476,299          $19.87
Options granted                           1,460,731           23.00
Options canceled                            (13,878)          22.35
Options exercised                           (97,988)          17.94
--------------------------------------------------------------------
Balance at December 31, 1996              3,825,164           21.11
Options granted                           1,776,094           21.25
Options canceled                            (51,913)          21.83
Options exercised                          (137,426)          19.72
--------------------------------------------------------------------
Balance at December 31, 1997              5,411,919          $21.18
====================================================================
Shares reserved for future grants:
   At December 31, 1995                   2,114,915
   At December 31, 1996                     668,062
   At December 31, 1997                  38,234,044
--------------------------------------------------------------------
Options exercisable:
   At December 31, 1996                   1,279,830
   At December 31, 1997                   1,996,724
--------------------------------------------------------------------

    Southern Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized.

    The pro forma impact on earnings of fair-value accounting for options granted -- as required by FASB Statement No. 123, Accounting for Stock-Based Compensation -- is less than 1 cent per share and is not significant to the consolidated financial statements.

Earnings Per Share

In 1997, Southern Company adopted FASB Statement No. 128, Earnings per Share. This statement simplifies the methodology for computing both basic and diluted earnings per share. The only difference in the two methods for computing Southern Company's per share amounts is attributable to outstanding options, under the Performance Stock Plan. The effect of the stock options was determined using the treasury stock method. Consolidated net income as reported was not affected. Shares used to compute diluted earnings per share are as follows:

                                  Average Common Stock Shares
                             --------------------------------------
                                   1997           1996        1995
                             --------------------------------------
                                          (in thousands)
As reported shares              685,033        672,590     665,064
Effect of options                   191            200         170
                             --------------------------------------
Diluted shares                  685,224        672,790     665,234
                             ======================================

Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 1997, consolidated retained earnings included $3.8 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures.

10.   CAPITAL AND PREFERRED SECURITIES

Company or subsidiary obligated mandatorily redeemable capital and preferred securities have been issued by special purpose financing entities of Southern Company and its subsidiaries. Substantially all the assets of these special financing entities are junior subordinated notes issued by the related company seeking financing. Each of these companies considers that the mechanisms and obligations relating to the capital or preferred securities issued for its

Southern Company and Subsidiary Companies 1997 Annual Report

benefit, taken together, constitute a full and unconditional guarantee by it of the respective special financing entities' payment obligations with respect to the capital or preferred securities. At December 31, 1997, preferred securities of $1.1 billion and capital securities of $600 million were outstanding. Southern Company guarantees the notes related to $600 million of capital securities issued on its behalf.

11.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                                1997      1996
                                            --------------------
                                               (in millions)
Obligations incurred in connection
  with the sale by public authorities
  of pollution control
  revenue bonds:
Collateralized --
    4.375% to 9.375% due
       2000-2026                              $1,154    $1,403
    Variable rates (3.85% to 5.20%
       at 1/1/98) due 2011-2025                  639       639
Non-collateralized --
    7.25% due 2003                                 1         1
    6.75% to 8.375% due 2015-2020                109       200
    5.8% due 2022                                 10        10
    Variable rates (4.50% to 5.90%
       at 1/1/98) due 2021-2037                  670       265
----------------------------------------------------------------
                                               2,583     2,518
----------------------------------------------------------------
Capitalized lease obligations                    142       151
----------------------------------------------------------------
Long-term notes payable:
    4% to 11% due 1997-2000                      295       301
    5.502% to 10.56% due 2001-2037             1,741       793
    7.125% due 2047                              194         -
    Adjustable rates (5.70% to 13% at
      1/1/98) due 1997-2000                      703       240
    Adjustable rates (3.77% to
      8.0781% at 1/1/98) due
      2001-2007                                1,533        81
----------------------------------------------------------------
                                               4,466     1,415
----------------------------------------------------------------
Total                                         $7,191    $4,084
================================================================

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Sinking fund requirements and/or serial maturities through 2002 applicable to other long-term debt are as follows: $400 million in 1998; $610 million in 1999; $364 million in 2000; $323 million in 2001; and $939 million in 2002.

12.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1997    1996
                                                 ----------------
                                                  (in millions)
Bond improvement fund requirements                  $ 38   $  40
Less:
    Portion to be satisfied by certifying
      property additions                               3      4
-----------------------------------------------------------------
Cash sinking fund requirements                        35     36
First mortgage bond maturities
    and redemptions                                  349     76
Other long-term debt maturities
    (Note 11)                                        400     79
-----------------------------------------------------------------
Total                                               $784   $191
=================================================================

    The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

13.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates, but not more

Southern Company and Subsidiary Companies 1997 Annual Report

than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $159 million and $160 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

    Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. Alabama Power's and Georgia Power's maximum annual assessments are limited to $8 million and $10 million, respectively, under current primary policies.

    Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 17 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under current policies for Alabama Power and Georgia Power for excess property damage would be $10 million and $11 million, respectively. The maximum replacement power assessments are $8 million for Alabama Power and $11 million for Georgia Power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

14.   ACQUISITIONS

In 1997, Southern Energy acquired a 26 percent interest in an integrated utility in Berlin, Germany for approximately $820 million. Southern Energy also completed in 1997 the acquisition of a 100 percent interest in Consolidated Electric Power Asia (CEPA) for a total net investment of some $2.1 billion. CEPA is the largest independent power producer in Asia. The acquisition has been accounted for under the purchase method of accounting. The acquisition cost exceeded the fair market value of net assets by approximately $1.6 billion. This amount is considered goodwill and is being amortized on a straight-line basis over 40 years.

    CEPA has been included in the consolidated financial statements since January 29, 1997. The following unaudited pro forma results of operations for the years 1997 and 1996 have been prepared assuming the acquisition of CEPA, effective January 1, 1996. The pro forma results assume acquisition financing of $716 million of short-term borrowings, $792 million of long-term notes, and $600 million of capital securities. Southern Company's assumed effective composite interest rate on these obligations for each period was 6.82 percent.

    In 1995, Southern Energy acquired SWEB for approximately $1.8 billion. The British utility distributes electricity to some 1.3 million customers. The acquisition has been accounted for under the purchase method of accounting. Goodwill of $287 million is being amortized over 40 years. SWEB has been included in the consolidated financial statements since September 1995. The following pro forma results of operations for the year 1995 has been prepared assuming the acquisition of SWEB, effective January 1, 1994, and assuming 100 percent short-term debt financing.

    These unaudited pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisitions occurred on the assumed dates, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:


                                                       1997                        1996                        1995
                                            -----------------------------------------------------------------------------------
                                                 As           Pro            As            Pro           As           Pro
                                              Reported       Forma        Reported       Forma        Reported       Forma
                                            -----------------------------------------------------------------------------------
Operating revenues (in millions)                $12,611     $12,632       $10,358        $10,506       $9,180        $10,013
Consolidated net income (in millions)              $972        $977        $1,127         $1,109       $1,103         $1,144
Earnings per share                                $1.42       $1.43         $1.68          $1.65        $1.66          $1.72

15.   SEGMENT AND RELATED INFORMATION

Effective December 31, 1997, Southern Company adopted FASB Statement No. 131, Disclosure About Segments of an Enterprise and
Related Information. Southern Company's principal business segment -- or its traditional core business -- is the five regulated electric utility operating companies that provide electric service in four southeastern states. The other reportable business segment is non-traditional energy services provided by Southern Energy, which develops and manages electricity and other energy-related projects both in the United States and abroad including domestic energy trading and marketing. Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas are as follows:

Business Segments



                                    Regulated
                                    Domestic        Non-Traditional Services            All
                                    Electric    ------------------------------------    Other     Reconciling
Year                                Utilities   International  Domestic      Total      (Note)    Eliminations      Consolidated
--------------------------------    ----------------------------------------------------------------------------------------------
1997
----                                                             (in millions)
Operating revenues                   $ 8,688      $1,748        $2,089     $ 3,837     $   98        $  (12)        $12,611
Depreciation and amortization          1,038         179            15         194         14             -           1,246
Interest income                           51          96            42         138         21           (58)            152
Net interest charges                     588         289            73         362         84           (41)            993
Income taxes from operations             735          24           (11)         13        (17)           (6)            725
Windfall profits tax                       -         148             -         148          -             -             148
Net income from equity
    method subsidiaries                    -          41             7          48          -             -              48
Segment net income (loss)              1,105          (4)            5           1       (123)          (11)            972
Total assets                          24,555       9,225         1,832      11,057      1,224        (1,565)         35,271
Investments in equity
    method subsidiaries                    -       1,023           135       1,158          -            10           1,168
Gross property additions               1,080         720             1         721         58             -           1,859
Increase in goodwill                       -       1,649             -       1,649          -             -           1,649
-------------------------------------------------------------------------------------------------- ------------- --------------

1996
-----
Operating revenues                   $ 8,639      $1,506          $177      $1,683       $ 50          $(14)        $10,358
Depreciation and amortization            879          95            13         108          9             -             996
Interest income                           36          15             2          17         20           (19)             54
Net interest charges                     546         126            31         157         18            (2)            719
Income taxes from operations             755          16            (4)         12        (14)           (6)            747
Net income from equity
    method subsidiaries                    -          11             -          11          -             -              11
Segment net income (loss)              1,086          88             4          92        (40)          (11)          1,127
Total assets                          24,899       4,320           604       4,924        450           (43)         30,230
Investments in equity
    method subsidiaries                    -         227             -         227          -             -             227
Gross property additions               1,033         157             8         165         31             -           1,229
Increase in goodwill                       -           -             -           -          -             -              -
-------------------------------------------------------------------------------------------------- ------------- ---------------


Southern Company and Subsidiary Companies 1997 Annual Report

Business Segments


                                    Regulated
                                    Domestic         Non-Traditional Services          All
                                    Electric   --------------------------------------  Other     Reconciling
Year                                Utilities  International   Domestic      Total     (Note)    Eliminations   Consolidated
--------------------------------    --------------------------------------------------------------------------------------------
1995                                                              (in millions)
Operating revenues                   $ 8,537      $  561          $ 82      $  643       $  -         $   -         $ 9,180
Depreciation and amortization            847          46            11          57          -             -             904
Interest income                           23          12             2          14          9            (8)             38
Net interest charges                     611          54            19          73         20            (8)            696
Income taxes from operations             771          25             9          34          -             -             805
Net income from equity
    method subsidiaries                    -          11             -          11          -             -              11
Segment net income (loss)              1,103          31             7          38        (38)            -           1,103
Total assets                          25,414       4,495           495       4,990        638          (520)         30,522
Investments in equity
    method subsidiaries                    -         122             -         122          -             6             128
Gross property additions               1,213         123            13         136         52             -           1,401
Increase in goodwill                       -         287             -         287          -             -             287
--------------------------------------------------------------------------------------------------------------------------------
(Note) The all other category includes parent Southern Company, which does not allocate operating expenses to business segments.
Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include a wireless communication company and a developmental company for energy products and services. Non-traditional services exclude interest expense to parent Southern Company.


Products and Services

                                                                   Revenues
                           ------------------------------------------------------------------------------------------
                                             Non-Traditional Energy Services
                              Regulated      ------------------------------------------------------------------------
                              Domestic                                         Energy
                              Electric                                         Trading
Year                         Utilities       Generation      Distribution     Marketing       Other         Total
---------------            ------------------------------------------------------------------------------------------
                                                                (in millions)
1997                           $8,688           $513            $1,282          $1,982          $60         $3,837
1996                            8,639            242             1,309              77           55          1,683
1995                            8,537            234               372               -           37            643

Geographic Areas

                                                                            Revenues
--------------------------------------------------------------------------------------------------------------------------------
                                                                          International
                                           ---------------------------------------------------------------
                                              United          Southeast          All
  Year                   Domestic             Kingdom           Asia            Other          Total            Consolidated
---------             ----------------------------------------------------------------------------------------------------------
                                                                    (in millions)
1997                       $10,863             $1,282            $247             $219         $1,748               $12,611
1996                         8,852              1,309               -              197          1,506                10,358
1995                         8,619                372               -              189            561                 9,180





                                                                  Long-Lived Assets
                      ----------------------------------------------------------------------------------------------------------
                                                                   International
                                           ---------------------------------------------------------------
                                              United          Southeast          All
  Year                   Domestic             Kingdom           Asia            Other          Total            Consolidated
---------             ----------------------------------------------------------------------------------------------------------
                                                                    (in millions)
1997                       $21,282             $2,428          $3,628           $1,888         $7,944               $29,226
1996                        21,190              2,473             108              999          3,580                24,770
1995                        21,114              2,232               -              973          3,205                24,319



16.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1997 and 1996 are as follows:
                                                                                               Per Common Share
                                                                              ----------------------------------------------------
                                                                                                                  Price Range
                                                                                                                 -----------------
                              Operating      Operating    Consolidated
Quarter Ended                 Revenues        Income       Net Income          Earnings      Dividends        High         Low
----------------------      ---------------------------------------------     ----------------------------------------------------
                                           (in millions)
March 1997                     $2,585        $397              $187               $0.28        $0.325          233/8      203/4
June 1997                       2,717         429               215                0.31         0.325          221/4      197/8
September 1997                  4,071         720               375                0.55         0.325          23         2013/16
December 1997                   3,238         394               195                0.28         0.325          261/4      22

March 1996                     $2,429        $408              $233               $0.35        $0.315          257/8      223/8
June 1996                       2,564         450               287                0.43         0.315          245/8      211/4
September 1996                  2,932         665               468                0.69         0.315          245/8      213/4
December 1996                   2,433         331               139                0.21         0.315          231/8      211/8

----------------------------------------------------------------------------------------------------------------------------------

Southern Company's business is influenced by seasonal weather conditions.

Earnings for the third quarter 1997 declined by $111 million or 16 cents per share as a result of a windfall profits tax being assessed in the United Kingdom.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997
Southern Company and Subsidiary Companies 1997 Annual Report

===================================================================================================================================
                                                                                             1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                                          $12,611         $10,358          $9,180
Consolidated Net Income (in millions)                                                        $972          $1,127          $1,103
Basic and Diluted Earnings Per Share of Common Stock                                        $1.42           $1.68           $1.66
Cash Dividends Paid Per Share of Common Stock                                               $1.30           $1.26           $1.22
Return on Average Common Equity (percent)                                                   10.30           12.53           13.01
Total Assets (in millions)                                                                $35,271         $30,230         $30,522
Gross Property Additions (in millions)                                                     $1,859          $1,229          $1,401
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                                        $9,647          $9,216          $8,772
Preferred stock and securities                                                              2,237           1,402           1,432
Long-term debt                                                                             10,274           7,938           8,274
----------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                               $22,158         $18,556         $18,478
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                          43.5            49.7            47.5
Preferred stock and securities                                                               10.1             7.6             7.7
Long-term debt                                                                               46.4            42.7            44.8
----------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                                 100.0           100.0           100.0
==================================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                                            $13.91          $13.61          $13.10
Market price per share:
  High                                                                                      26 1/4          25 7/8          25
  Low                                                                                       19 7/8          21 1/8          19 3/8
  Close                                                                                     25 7/8          22 5/8          24 5/8
Market-to-book ratio (year-end) (percent)                                                   186.0           166.2           188.0
Price-earnings ratio (year-end) (times)                                                      18.2            13.5            14.8
Dividends paid (in millions)                                                                 $889            $846            $811
Dividend yield (year-end) (percent)                                                           5.0             5.6             5.0
Dividend payout ratio (percent)                                                              91.5            75.1            73.5
Cash coverage of dividends (year-end) (times)                                                 2.8             2.9             2.9
Proceeds from sales of stock (in millions)                                                   $360            $171            $277
Shares outstanding (in thousands):
  Average                                                                                 685,033         672,590         665,064
  Year-end                                                                                693,423         677,036         669,543
Stockholders of record (year-end)                                                         200,508         215,246         225,739
----------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                                        $-              $85            $375
Retired                                                                                       168             426             538
Preferred Stock  and Capital and Preferred Securities (in millions):
Issued                                                                                     $1,322            $322             $--
Retired                                                                                       660             179               1
----------------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                                                 3,220           3,157           3,100
Commercial                                                                                    479             464             450
Industrial                                                                                     16              17              17
Other                                                                                           5               5               5
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                       3,720            3,643          3,572
==================================================================================================================================
Employees (year-end):
Traditional core business                                                                  24,667           25,034         26,452
Southern Energy                                                                             6,089            4,212          5,430
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                      30,756           29,246         31,882
==================================================================================================================================

                                       36


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997
Southern Company and Subsidiary Companies 1997 Annual Report

==========================================================================================================================
                                                                          1994              1993                    1992
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                        $8,297            $8,489                  $8,073
Consolidated Net Income (in millions)                                     $989            $1,002                    $953
Basic and Diluted Earnings Per Share of Common Stock                     $1.52             $1.57                   $1.51
Cash Dividends Paid Per Share of Common Stock                            $1.18             $1.14                   $1.10
Return on Average Common Equity (percent)                                12.47             13.43                   13.42
Total Assets (in millions)                                             $27,042           $25,911                 $20,038
Gross Property Additions (in millions)                                  $1,536            $1,441                  $1,105
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                     $8,186            $7,684                  $7,234
Preferred stock and securities                                           1,432             1,333                   1,359
Long-term debt                                                           7,593             7,412                   7,241
-------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                            $17,211           $16,429                 $15,834
=========================================================================================================================
Capitalization Ratios  (percent):
Common stock equity                                                       47.6              46.8                    45.7
Preferred stock and securities                                             8.3               8.1                     8.6
Long-term debt                                                            44.1              45.1                    45.7
-------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                              100.0             100.0                   100.0
=========================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                         $12.47            $11.96                  $11.43
Market price per share:
    High                                                                 22                23 5/8                  19 1/2
    Low                                                                  17                18 3/8                  15 1/8
    Close                                                                20                22                      19 1/4
Market-to-book ratio (year-end) (percent)                                160.4             183.9                   168.4
Price-earnings ratio (year-end) (times)                                   13.2              14.0                    12.7
Dividends paid (in millions)                                              $766              $726                    $695
Dividend yield (year-end) (percent)                                        5.9               5.2                     5.7
Dividend payout ratio (percent)                                           77.5              72.4                    72.9
Cash coverage of dividends (year-end)  (times)                             2.7               2.9                     2.8
Proceeds from sales of stock (in millions)                                $279              $204                     $30
Shares outstanding  (in thousands):
    Average                                                            649,927           637,319                 631,844
    Year-end                                                           656,528           642,662                 632,917
Stockholders of record (year-end)                                      234,927           237,105                 247,378
-------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                    $185            $2,185                  $1,815
Retired                                                                    241             2,178                   2,575
Preferred Stock  and Capital and Preferred Securities (in millions):
Issued                                                                    $100              $426                    $410
Retired                                                                      1               516                     326
-------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                              3,046             2,996                   2,950
Commercial                                                                 439               427                     414
Industrial                                                                  17                18                      18
Other                                                                        5                 4                       4
-------------------------------------------------------------------------------------------------------------------------
Total                                                                    3,507             3,445                   3,386
=========================================================================================================================
Employees (year-end):
Traditional core business                                               27,480            28,516                  28,872
Southern Energy                                                          1,400               745                     213
-------------------------------------------------------------------------------------------------------------------------
Total                                                                   28,880            29,261                  29,085
=========================================================================================================================

                                       37A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997
Southern Company and Subsidiary Companies 1997 Annual Report
===================================================================================================================================
                                                                         1991                      1990                       1989
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                       $8,050                    $8,053                     $7,620
Consolidated Net Income (in millions)                                    $876                      $604                       $846
Basic and Diluted Earnings Per Share of Common Stock                    $1.39                     $0.96                      $1.34
Cash Dividends Paid Per Share of Common Stock                           $1.07                     $1.07                      $1.07
Return on Average Common Equity (percent)                               12.74                      8.85                      12.49
Total Assets (in millions)                                            $19,863                   $19,955                    $20,092
Gross Property Additions (in millions)                                 $1,123                    $1,185                     $1,346
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                    $6,976                    $6,783                     $6,861
Preferred stock and securities                                          1,333                     1,358                      1,400
Long-term debt                                                          7,992                     8,458                      8,575
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                           $16,301                   $16,599                    $16,836
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                     42.8                      40.9                       40.8
Preferred stock and securities                                           8.2                       8.2                        8.3
Long-term debt                                                          49.0                      50.9                       50.9
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                            100.0                     100.0                      100.0
===================================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                       $11.05                    $10.74                     $10.87
Market price per share:
    High                                                               17 3/8                    14 5/8                     14 7/8
    Low                                                                12 7/8                    11 1/2                     11
    Close                                                              17 1/8                    13 7/8                     14 1/2
Market-to-book ratio (year-end) (percent)                              155.5                     129.7                      134.0
Price-earnings ratio (year-end) (times)                                 12.4                      14.6                       10.9
Dividends paid (in millions)                                            $676                      $676                       $675
Dividend yield (year-end) (percent)                                      6.2                       7.7                        7.3
Dividend payout ratio (percent)                                         77.1                     111.8                       79.8
Cash coverage of dividends (year-end)(times)                             2.5                       2.8                        2.6
Proceeds from sales of stock (in millions)                               $--                       $--                         $4
Shares outstanding  (in thousands):
    Average                                                          631,307                   631,307                    631,303
    Year-end                                                         631,307                   631,307                    631,307
Stockholders of record (year-end)                                    254,568                   263,046                    273,751
-----------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                 $380                      $300                        $280
Retired                                                                 881                       146                         201
Preferred Stock  and Capital and Preferred Securities (in millions):
Issued                                                                 $100                       $--                         $--
Retired                                                                 125                        96                          21
-----------------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                           2,903                     2,865                       2,824
Commercial                                                              403                       396                         392
Industrial                                                               18                        18                          18
Other                                                                     4                         4                           4
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                 3,328                     3,283                       3,238
===================================================================================================================================
Employees       (year-end):
Traditional core business                                            30,144                    30,087                      30,368
Southern Energy                                                         258                       176                         162
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                30,402                    30,263                      30,530
===================================================================================================================================

                                       37B

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997
Southern Company and Subsidiary Companies 1997 Annual Report
===================================================================================================================
                                                                             1988                         1987
-------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                           $7,287                       $7,204
Consolidated Net Income (in millions)                                        $846                         $577
Basic and Diluted Earnings Per Share of Common Stock                        $1.36                        $0.96
Cash Dividends Paid Per Share of Common Stock                               $1.07                        $1.07
Return on Average Common Equity (percent)                                   13.03                         9.27
Total Assets (in millions)                                                $19,731                      $19,518
Gross Property Additions (in millions)                                     $1,754                       $1,853
-------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                        $6,686                       $6,307
Preferred stock and securities                                              1,465                        1,363
Long-term debt                                                              8,433                        8,333
-------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                               $16,584                      $16,003
===================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                          40.3                         39.4
Preferred stock and securities                                                8.8                          8.5
Long-term debt                                                               50.9                         52.1
-------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                 100.0                        100.0
===================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                            $10.60                       $10.28
Market price per share:
    High                                                                    12 1/8                       14 1/2
    Low                                                                     10 1/8                        8 7/8
    Close                                                                   11 1/8                       11 1/8
Market-to-book ratio (year-end) (percent)                                   105.5                        108.8
Price-earnings ratio (year-end) (times)                                       8.2                         11.7
Dividends paid (in millions)                                                 $661                         $628
Dividend yield (year-end) (percent)                                           9.6                          9.6
Dividend payout ratio (percent)                                              78.1                        108.9
Cash coverage of dividends (year-end) (times)                                 2.3                          2.0
Proceeds from sales of stock (in millions)                                   $194                         $247
Shares outstanding  (in thousands):
    Average                                                               622,292                      601,390
    Year-end                                                              630,898                      613,565
Stockholders of record (year-end)                                         290,725                      296,079
-------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                       $335                         $700
Retired                                                                       273                          369
Preferred Stock and Capital and Preferred Securities (in millions):
Issued                                                                       $120                         $125
Retired                                                                        10                          160
-------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                                 2,781                        2,733
Commercial                                                                    384                          374
Industrial                                                                     18                           18
Other                                                                           4                            4
-------------------------------------------------------------------------------------------------------------------
Total                                                                       3,187                        3,129
===================================================================================================================
Employees (year-end):
Traditional core business                                                  32,366                       32,557
Southern Energy                                                               157                           55
-------------------------------------------------------------------------------------------------------------------
Total                                                                      32,523                       32,612
===================================================================================================================


                                       37C

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997   (continued)
Southern Company and Subsidiary Companies 1997 Annual Report
==============================================================================================================================
                                                                    1997                       1996                      1995
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                       $2,837                     $2,894                    $2,840
Commercial                                                         2,595                      2,559                     2,485
Industrial                                                         2,139                      2,136                     2,206
Other                                                                 76                         76                        72
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                       7,647                      7,665                     7,603
Sales for resale within service area                                 381                        409                       399
Sales for resale outside service area                                505                        429                       415
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                           8,533                      8,503                     8,417
Southern Energy                                                    3,837                      1,683                       643
Other revenues                                                       241                        172                       120
------------------------------------------------------------------------------------------------------------------------------
Total                                                            $12,611                    $10,358                    $9,180
==============================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                       39,217                     40,117                    39,147
Commercial                                                        38,926                     37,993                    35,938
Industrial                                                        54,196                     52,798                    51,644
Other                                                                903                        911                       863
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                     133,242                    131,819                   127,592
Sales for resale within service area                               9,884                     10,935                     9,472
Sales for resale outside service area                             13,325                     10,777                     9,143
------------------------------------------------------------------------------------------------------------------------------
Total                                                            156,451                    153,531                   146,207
==============================================================================================================================
Average Revenue Per Kilowatt-Hour  (cents):
Residential                                                         7.23                       7.21                      7.25
Commercial                                                          6.67                       6.74                      6.91
Industrial                                                          3.95                       4.04                      4.27
Total retail                                                        5.74                       5.81                      5.96
Sales for resale                                                    3.82                       3.86                      4.38
Total sales                                                         5.45                       5.54                      5.76
Average Annual Kilowatt-Hour Use Per Residential Customer         12,296                     12,824                    12,722
Average Annual Revenue Per Residential Customer                  $889.50                    $925.12                   $922.83
Plant Nameplate Capacity Owned (year-end) (megawatts              31,146                     31,076                    30,733
Maximum Peak-Hour Demand (megawatts):
Winter                                                            22,969                     22,631                    21,422
Summer                                                            27,334                     27,190                    27,420
System Reserve Margin (at peak)(percent)                            15.0                       14.0                       9.4
Annual Load Factor (percent)                                        59.4                       62.3                      59.5
Plant Availability (percent):
Fossil-steam                                                        88.2                       86.4                      86.7
Nuclear                                                             88.8                       89.7                      88.3
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                74.8                       73.3                      72.5
Nuclear                                                             16.6                       16.7                      16.4
Hydro                                                                4.4                        4.1                       4.1
Oil and gas                                                          1.7                        1.5                       1.7
Purchased power                                                      2.5                        4.4                       5.3
------------------------------------------------------------------------------------------------------------------------------
Total                                                              100.0                      100.0                     100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,035                     10,257                    10,099
Cost of fuel per million BTU (cents)                              145.81                     144.02                    151.70
Average cost of fuel per net kilowatt-hour generated (cents)        1.46                       1.48                      1.53
------------------------------------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997  (continued)
Southern Company and Subsidiary Companies 1997 Annual Report
===============================================================================================================================
                                                                     1994                        1993                      1992
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                        $2,560                      $2,696                    $2,402
Commercial                                                          2,357                       2,313                     2,181
Industrial                                                          2,162                       2,200                     2,126
Other                                                                  70                          68                        64
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                        7,149                       7,277                     6,773
Sales for resale within service area                                  360                         447                       409
Sales for resale outside service area                                 505                         613                       797
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            8,014                       8,337                     7,979
Southern Energy                                                       185                          54                         -
Other revenues                                                         98                          98                        94
--------------------------------------------------------------------------------------------------------------------------------
Total                                                              $8,297                      $8,489                    $8,073
================================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                        35,836                      36,807                    33,627
Commercial                                                         34,080                      32,847                    31,025
Industrial                                                         50,311                      48,738                    47,816
Other                                                                 844                         814                       777
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                      121,071                     119,206                   113,245
Sales for resale within service area                                8,151                      13,258                    12,107
Sales for resale outside service area                              10,769                      12,445                    16,632
--------------------------------------------------------------------------------------------------------------------------------
Total                                                             139,991                     144,909                   141,984
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.14                        7.32                      7.14
Commercial                                                           6.92                        7.04                      7.03
Industrial                                                           4.30                        4.51                      4.45
Total retail                                                         5.90                        6.10                      5.98
Sales for resale                                                     4.57                        4.12                      4.20
Total sales                                                          5.72                        5.75                      5.62
Average Annual Kilowatt-Hour Use Per Residential Customer          11,851                      12,378                    11,490
Average Annual Revenue Per Residential Customer                   $846.48                     $906.60                   $820.67
Plant Nameplate Capacity Owned (year-end) (megawatts)              29,932                      29,513                    29,830
Maximum Peak-Hour Demand (megawatts):
Winter                                                             22,254                      19,432                    19,121
Summer                                                             24,546                      25,937                    24,146
System Reserve Margin (at peak)(percent)                             19.3                        13.2                      14.3
Annual Load Factor (percent)                                         63.5                        59.4                      60.3
Plant Availability (percent):
Fossil-steam                                                         85.2                        87.9                      88.6
Nuclear                                                              89.8                        85.9                      85.2
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 70.8                        73.0                      71.7
Nuclear                                                              17.9                        16.3                      16.2
Hydro                                                                 4.7                         3.9                       4.6
Oil and gas                                                           0.9                         0.9                       0.5
Purchased power                                                       5.7                         5.9                       7.0
--------------------------------------------------------------------------------------------------------------------------------
Total                                                               100.0                       100.0                     100.0
================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,010                       9,994                     9,976
Cost of fuel per million BTU (cents)                               155.81                      166.85                    162.58
Average cost of fuel per net kilowatt-hour generated (cents)         1.56                        1.67                      1.62
--------------------------------------------------------------------------------------------------------------------------------


                                       39A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997 (continued)
Southern Company and Subsidiary Companies 1997 Annual Report
=============================================================================================================================
                                                                           1991                   1990                  1989
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                              $2,391                 $2,342                $2,194
Commercial                                                                2,122                  2,062                 1,965
Industrial                                                                2,088                  2,085                 2,011
Other                                                                        65                     64                    60
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                                              6,666                  6,553                 6,230
Sales for resale within service area                                        417                    412                   401
Sales for resale outside service area                                       884                    977                   928
-----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  7,967                  7,942                 7,559
Southern Energy                                                               -                      -                     -
Other revenues                                                               83                    111                    61
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                    $8,050                 $8,053                $7,620
=============================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                              33,622                 33,118                31,627
Commercial                                                               30,379                 29,658                28,454
Industrial                                                               46,050                 45,974                45,022
Other                                                                       817                    806                   787
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                                            110,868                109,556               105,890
Sales for resale within service area                                     12,320                 11,134                11,419
Sales for resale outside service area                                    19,839                 24,402                24,228
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                   143,027                145,092               141,537
=============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                7.11                   7.07                  6.94
Commercial                                                                 6.99                   6.96                  6.91
Industrial                                                                 4.53                   4.53                  4.47
Total retail                                                               6.01                   5.98                  5.88
Sales for resale                                                           4.05                   3.91                  3.73
Total sales                                                                5.57                   5.47                  5.34
Average Annual Kilowatt-Hour Use Per Residential Customer                11,659                 11,637                11,287
Average Annual Revenue Per Residential Customer                         $829.18                $822.93               $782.90
Plant Nameplate Capacity Owned (year-end)(megawatts)                     29,915                 29,532                29,532
Maximum Peak-Hour Demand (megawatts):
Winter                                                                   19,166                 17,629                20,772
Summer                                                                   25,261                 25,981                24,399
System Reserve Margin (at peak) (percent)                                  16.5                   14.0                  21.0
Annual Load Factor (percent)                                               58.3                   56.6                  58.6
Plant Availability (percent):
Fossil-steam                                                               91.3                   91.9                  92.2
Nuclear                                                                    83.4                   83.0                  87.0
-----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                       72.6                   72.1                  71.5
Nuclear                                                                    16.2                   15.6                  15.7
Hydro                                                                       4.4                    4.4                   5.2
Oil and gas                                                                 0.6                    1.3                   1.1
Purchased power                                                             6.2                    6.6                   6.5
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                     100.0                  100.0                 100.0
=============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                      10,022                 10,065                10,086
Cost of fuel per million BTU (cents)                                     168.28                 172.81                171.00
Average cost of fuel per net kilowatt-hour generated (cents)               1.69                   1.74                  1.72
-----------------------------------------------------------------------------------------------------------------------------



                                       39B

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1987 - 1997 (continued)
Southern Company and Subsidiary Companies 1997 Annual Report
======================================================================================================================
                                                                                   1988                         1987
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                      $2,103                       $2,042
Commercial                                                                        1,835                        1,692
Industrial                                                                        1,945                        1,870
Other                                                                                56                           54
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                                      5,939                        5,658
Sales for resale within service area                                                480                          461
Sales for resale outside service area                                               777                        1,028
-----------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                          7,196                        7,147
Southern Energy                                                                       -                            -
Other revenues                                                                       91                           57
-----------------------------------------------------------------------------------------------------------------------
Total                                                                            $7,287                       $7,204
=======================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                      31,041                       30,583
Commercial                                                                       27,005                       25,593
Industrial                                                                       43,675                       42,113
Other                                                                               763                          737
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                                    102,484                       99,026
Sales for resale within service area                                             14,806                       13,282
Sales for resale outside service area                                            15,860                       22,905
-----------------------------------------------------------------------------------------------------------------------
Total                                                                           133,150                      135,213
=======================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                        6.77                         6.68
Commercial                                                                         6.79                         6.61
Industrial                                                                         4.45                         4.44
Total retail                                                                       5.80                         5.71
Sales for resale                                                                   4.10                         4.11
Total sales                                                                        5.40                         5.29
Average Annual Kilowatt-Hour Use Per Residential Customer                        11,255                       11,307
Average Annual Revenue Per Residential Customer                                 $762.42                      $754.96
Plant Nameplate Capacity Owned (year-end)(megawatts)                             27,552                       27,610
Maximum Peak-Hour Demand (megawatts):
Winter                                                                           18,685                       18,185
Summer                                                                           23,641                       23,194
System Reserve Margin (at peak) (percent)                                          15.0                         16.2
Annual Load Factor (percent)                                                       59.8                         58.7
Plant Availability (percent):
Fossil-steam                                                                       91.3                         91.2
Nuclear                                                                            78.4                         84.5
-----------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                               77.7                         77.8
Nuclear                                                                            14.5                         13.1
Hydro                                                                               2.3                          3.3
Oil and gas                                                                         0.7                          0.6
Purchased power                                                                     4.8                          5.2
------------------------------------------------------------------------------------------------------------------------
Total                                                                             100.0                        100.0
=======================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                              10,094                       10,122
Cost of fuel per million BTU (cents)                                             170.36                       176.64
Average cost of fuel per net kilowatt-hour generated (cents)                       1.72                         1.78
-----------------------------------------------------------------------------------------------------------------------


                                       39C